Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

RAPT Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	2025 Equity Incentive Plan, Common Stock, par value $0.0001 per share	457(c) and 457(h)	4,280,081 (2)	$8.24 (3)	$35,267,868	$153.10 per $1,000,000	$5,400

Fees to Be Paid	Equity	2025 Equity Incentive Plan, Common Stock, par value $0.0001 per share	457(h)	128,916 (4)	$7.44 (5)	$959,136	$153.10 per $1,000,000	$147

Fees to Be Paid	Equity	Amended and Restated 2019 Employee Stock Purchase Plan, Common Stock, par value $0.0001 per share	457(c) and 457(h)	500,000 (6)	$7.01 (7)	$3,505,000	$153.10 per $1,000,000	$537

Fees to Be Paid	Equity	Inducement Plan, Common Stock, par value $0.0001 per share	457(c) and 457(h)	62,500 (8)	$8.24 (3)	$515,000	$153.10 per $1,000,000	$79

Fees Previously Paid

	Total Offering Amounts					$40,247,004		$6,163

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$6,163

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock, par value $0.0001 per share (the “Common Stock”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock, as applicable. On June 16, 2025, the Registrant effected a 1-for-8 reverse split of all outstanding shares of its Common Stock (the “Reverse Split”), pursuant to which every eight shares of its issued and outstanding Common Stock were automatically combined into one issued share of Common Stock. The share amounts in this column give effect to the Reverse Split.

(2)

Consists of (i) 2,558,584 new shares of Common Stock that were initially authorized for issuance under the Company’s 2025 Equity Incentive Plan (the “2025 Plan”), (ii) 196,798 shares of Common Stock that remained available for grant under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”) as of May 29, 2025 (the “Effective Date”), which shares were rolled over into the 2025 Plan under the terms thereof and (iii) up to 1,524,699 shares of Common Stock subject to outstanding equity awards under the 2019 Plan and the Registrant’s 2015 Stock Plan (the “2015 Plan”) that, on or after the Effective Date, may terminate, expire or lapse for any reason without the delivery of shares of Common Stock to the holder thereof and may potentially be returned due to forfeiture of such prior awards and, as a result, may become available for issuance under the 2025 Plan under the terms thereof. The 2025 Plan also provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2025 Plan on January 1 of each year, for a period of not more than five years, commencing on January 1, 2026 and ending on (and including) January 1, 2030, in an amount equal to the lesser of (a) 5% of the total number of shares of all classes of the Registrant’s common stock plus the total number of shares of such stock subject to any warrant to acquire shares of common stock for a nominal exercise price (if any), or “pre-funded warrants,” in each case outstanding on the immediately preceding December 31st (rounded down to the nearest whole share) or (b) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(3)

Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee, on the basis of $8.24 per share, which is the average of the high and low prices of the Common Stock, as reported on the Nasdaq Global Market on June 13, 2025, as adjusted to reflect the Reverse Split.

(4)	Consists of 128,916 shares of Common Stock that may be issued upon exercise of outstanding options granted under the 2025 Plan.
(5)

Calculated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the weighted-average exercise price for such shares, as adjusted to reflect the Reverse Split.

(6)

Consists of 500,000 additional shares of Common Stock that were added to the shares reserved for future issuance under the Registrant’s Amended and Restated 2019 Employee Stock Purchase Plan (the “A&R ESPP”) on May 29, 2025 pursuant to approval of the stockholders at the Registrant’s 2025 Annual Meeting of Stockholders.

(7)

Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee, on the basis of $8.24 per share, which is the average of the high and low prices of the Common Stock, as reported on the Nasdaq Global Market on June 13, 2025, as adjusted to reflect the Reverse Split, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the A&R 2019 ESPP.

(8)	Consists of 62,500 shares of Common Stock were initially authorized for issuance under the Registrant’s Inducement Plan on March 25, 2025 pursuant to approval of the Registrant’s board of directors.

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